EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement"), dated and effective as of February 11, 2020 is entered into between Central CA Fuel Cell 2, LLC, c/o FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, CT 06810 ("Seller") and Crestmark Equipment Finance, a division of MetaBank, 5480 Corporate Drive, Suite 350, Troy, MI 48098 ("Crestmark").

WHEREAS, Crestmark desires to purchase from Seller certain fuel cell equipment (the "Equipment") described in Schedule A pursuant to the bill of sale attached hereto as Exhibit #1 ("Bill of Sale"), and Seller desires to sell the Equipment to Crestmark, and subsequently lease the Equipment from Crestmark in accordance with the terms and conditions of that certain Lease Agreement to be entered into by the parties hereto simultaneously with the execution and delivery of this Agreement (the "Lease Agreement") and the rental schedule thereunder.

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Seller and Crestmark agree as follows:

1.Purchase and Sale. Subject to the terms and conditions of this Agreement, the sale of Equipment shall be evidenced by the Bill of Sale. Seller agrees to sell to Crestmark, and Crestmark agrees to purchase from Seller, the Equipment on the terms and conditions set forth herein and in the Bill of Sale. Effective upon its purchase of the Equipment from Seller, Crestmark agrees to lease the Equipment to Seller pursuant to the terms and conditions contained in the Lease Agreement (and the rental schedule attached thereto). The purchase date and the date on which title to the Equipment shall pass from Seller to Crestmark shall be the Lease Commencement Date as shown in the rental schedule to the Lease Agreement (the "Commencement Date").

2.Purchase Price. On the Commencement Date, Crestmark shall pay to Seller the purchase price specified on the Bill of Sale (the "Purchase Price"). For purposes of Section 1060 of the Internal Revenue Code (the "Code"), the Purchase Price, and other relevant items, will be allocated among the Equipment in accordance with the fair market value of the assets and liabilities transferred as described in Schedule B to the Bill of Sale. Seller and Crestmark will: (a) be bound by such allocation for purposes of determining any taxes, (b) prepare and file their tax returns on a basis consistent with such allocation, and (c) take no position inconsistent with such allocation on any tax return or in any proceeding before any taxing authority. The obligations of Seller and Crestmark under this Section 2 will survive the closing of the transactions contemplated hereby.

3.Title. On the Commencement Date, Seller and Crestmark shall execute and deliver to each other the Bill of Sale.

4.Sale, Purchase and Performance. Seller and Crestmark hereby agree that the obligations of each party hereunder to enter into the Bill of Sale with respect to the Equipment are expressly conditioned on (a) both parties executing and delivering to the other party the Lease Agreement, and (b) the execution and delivery of such other documents, certificates and items as are set forth in Exhibit #2, each in form and substance satisfactory to both parties hereto, in their reasonable discretion and each as may be amended, amended and restated, modified or supplemented from time to time, and including any replacement or supplementary agreements thereof or thereto (collectively, the "Lease Documents").

5.Seller's Representations and Warranties. Seller represents and warrants to Crestmark as of the date hereof and the Commencement Date as follows:

(a)the execution, delivery and performance of this Agreement, the Bill of Sale and the Lease Documents to which Seller is a party are duly authorized on the part of Seller, and upon due execution thereof by the parties thereto, each of such documents shall constitute valid obligations binding upon and enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

(b)neither the execution by Seller of this Agreement, the Bill of Sale or any of the Lease Documents to which Seller is a party, nor the due performance thereof by Seller, will result in any breach of, or constitute a default under, or violation of, Seller's certificate of formation, limited liability company agreement, or any material agreement to which Seller is a party or by which Seller is bound and that relates to the Equipment, nor will any of the same violate any material law, regulation or order by which Seller is bound and that relates to the Equipment;

(c)Seller is duly formed, validly existing and in good standing in its state of formation and is duly qualified as a foreign limited liability company in each other jurisdiction where the Equipment is located;

(d)Seller has and is transferring to Crestmark good, valid and marketable title to the Equipment free and clear of all liens, encumbrances and claims of any kind or description other than Permitted Liens (for purposes of this Section 5, “Permitted Liens” means (i) any liens, encumbrances or claims for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained; (ii) any liens created by the Lease Documents (other than the Project Documents (as defined below)); (iii) any liens, encumbrances or claims arising in the ordinary course of business by operation of law (including mechanics’ and materialmen’s liens) with respect to a liability that is not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained; and (iv) zoning, planning and other similar encumbrances affecting the Equipment which do not in any case materially detract from the value of the Equipment;

(e)the agreements listed on Exhibit #3 constitute a true, accurate and complete list of all material contracts with respect to the Equipment (as supplemented from time to time in connection with the Lease Agreement, and as may be amended, amended and restated, modified or supplemented from time to time, and including any replacement or supplementary agreements thereof or thereto, the “Project Documents”);

(f)each Project Document to which Seller is a party is in full force and effect, creates a legal, valid and binding obligation of each party thereto, and has not been amended or modified except as noted on Exhibit #3, and with respect to each such agreement, Seller is not, and to Seller’s knowledge, no other party thereto is, in default thereunder;

(g)each Project Document to which Seller is not a party is in full force and effect, creates a legal, valid and binding obligation of each party thereto, has not been amended or modified and, to the knowledge of Seller, no party to any of such agreements is in default thereunder;

(h)Seller has provided to Crestmark true, correct and complete copies of each Project Document and has received all third party consents and approvals necessary to permit the collateral assignment to Crestmark contemplated by the Lease Documents, as well as the potential direct assignment to Crestmark upon the election of the Return Option or following the occurrence and during the continuance of a Default (each as defined in the Lease Agreement) at the end of the Lease Term;

(i)there are no warranties or indemnities applicable to the Equipment that were provided by any manufacturer, supplier or installer of any of the Equipment other than those included in the Project Documents and those separate warranties listed on Exhibit #4 hereto (all such warranties and indemnities, the “Warranties”);

(j)the installation and operation of the Equipment and development, construction and operation of the system comprising the Equipment is and has been in material compliance with all Applicable Laws, including environmental laws, and all material franchise, license, permit, approval, notification, certification, registration, authorization and qualification required by any governmental authority (“Governmental Approvals”) required as of the effective date of the Lease Agreement to develop, construct and operate the system comprising the Equipment have been duly obtained, are in full force and effect, are final and all periods to administratively or judicially appeal such Governmental Approvals have expired;

(k)Lessee is either not subject to or is exempt from regulation (i) as a "public utility" or a "holding company" under the Federal Power Act ("FPA") and the Public Utility Holding Company Act ("PUHCA") and FERC's regulations thereunder, and (ii) as a "public utility," "electric utility," "electric corporation," or a "holding company" or similar terms under applicable laws or regulations of each state where the Equipment is located, and, solely as the result of the execution and delivery of the Lease Documents or the consummation or performance of the transactions contemplated thereby, Lessor will not become subject to regulation under any of the foregoing laws or regulations. Lessee is not subject to regulation under the Investment Company Act of 1940; and

(l)(A) Seller has timely filed or caused to be filed all tax returns and reports required to have been filed by it and has paid or caused to be paid all taxes, assessments and governmental charges assessed or imposed that are required to have been paid by it, and (B) Seller has not applied to the Internal Revenue Service for a private letter ruling with respect to the Equipment, the Project Documents or the transactions contemplated by this Agreement and the Lease Agreement.

6.Crestmark’s Representations and Warranties. Crestmark represents and warrants to Seller as of the Commencement Date as follows: (a) the execution, delivery and performance of this Agreement, the Bill of Sale and the Lease Documents to which Crestmark is a party are duly authorized on the part of Crestmark, and that upon due execution thereof by the parties thereto, each of such documents shall constitute valid obligations binding upon and enforceable against Crestmark in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity; (b) neither the execution of this Agreement, the Bill of Sale or the Lease Documents to which Crestmark is a party, nor the due performance thereof by Crestmark, will result in any breach of, or constitute a default under, or violation of, Crestmark’s organizational documents, or any material agreement to which Crestmark is a party or by which Crestmark is bound, nor will any of the same violate any material law, regulation or order by which Crestmark is bound; and (c) Crestmark is duly organized, validly existing and in good standing in its state of formation.

7.Manufacturer's Warranties. Seller hereby assigns to Crestmark all of Seller's rights, title and interest in and to all Warranties, each as further described in the agreements listed on Exhibit #4 hereto, to the extent the same exist as of the Commencement Date and to the extent assignable. Seller shall take such further actions as may reasonably be necessary to assign such Warranties to Crestmark. In the event that any Warranty is not assignable to Crestmark, Seller hereby appoints Crestmark as Seller’s agent and attorney-in-fact, which appointment is coupled with an interest, to assert and enforce, from time to time, in the name of and for the account of Seller and Crestmark, as their interests may appear, but in all cases at the sole cost and expense of Seller, any such Warranty.

8.Updated Project Documents and Warranties. Upon the Commencement Date, Exhibit #3 (Project Documents) and Exhibit #4 (Warranties) shall be updated to reflect additional Project Documents and Warranties related to the Equipment subject to the Bill of Sale executed on the Commencement Date. For avoidance of doubt, each representation, warranty, covenant or other agreement made by Seller hereunder applicable to Project Documents and Warranties shall be deemed to apply to such additional Project Documents and Warranties as of the Commencement Date.

9.Assignment. Crestmark and Seller agree that this Agreement shall inure to the benefit of and shall be binding upon each of Seller and Crestmark and their respective successors and assigns. Seller may not assign its interest in this Agreement without Crestmark’s prior written consent, which shall not be unreasonably withheld. Any attempted assignment without such consent shall be null and void. Crestmark may assign its interests in this Agreement, in whole or in part, with notice to but without the consent of Seller. If any such Crestmark assignment is a partial assignment of this Agreement by Crestmark, (i) so long as no Default (as defined in the Lease Agreement) shall have occurred, Crestmark shall maintain its administrative role under this Agreement with Seller and shall act as an intermediary between Seller and any Crestmark partial assignee, and (ii) unless Seller receives notice from Crestmark or Crestmark's assignee to the contrary, Seller's satisfaction of its obligations under this Agreement to Crestmark shall be deemed to satisfy such obligations to all assignees.

10.Survival of Covenants. Crestmark and Seller agree that the warranties, covenants and agreements of the parties contained in this Agreement shall survive the passing of title. For the avoidance of doubt, any representations or warranties made in this Agreement by either party are deemed to have been made as of the date hereof and the Commencement Date, or as of such other date specified in this Agreement, and neither party shall be deemed to have made such representation or warranty as of any other date.

11.Limitations. Neither party shall be liable for any indirect, special or consequential damages, in connection with or arising by reason of this Agreement, nor shall either party be liable under this Agreement for any event beyond its control.

12.Miscellaneous. Section titles are not intended to, and shall not, limit or otherwise affect the interpretation of this Agreement. This Agreement shall not be binding upon either party until executed by such party’s authorized representative. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired in any way. Any modifications to this Agreement shall be in writing and shall be signed by both parties or their permitted assigns, if any. Any capitalized terms used but not defined herein shall have the definitions set forth in the Lease Agreement, which definitions are incorporated herein by reference.

13.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law. Each party consents to the exclusive jurisdiction of any state or federal court in the State of New York over any action or proceeding brought in connection with this Agreement. SELLER AND CRESTMARK EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH SELLER AND/OR CRESTMARK MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.

14.Entire Agreement. SELLER AND CRESTMARK AGREE THAT THIS AGREEMENT, THE BILL OF SALE AND THE LEASE DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE EQUIPMENT AND SUPERSEDE ALL PROPOSALS, ORAL OR WRITTEN, ALL PRIOR NEGOTIATIONS AND AGREEMENTS, AND ALL OTHER COMMUNICATIONS BETWEEN THEM WITH RESPECT TO THE EQUIPMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.

CRESTMARK EQUIPMENT FINANCE,
a division of MetaBank

By:	/s/ Thomas R. Rutherford
Name:	Thomas R. Rutherford
Title:	President

CENTRAL CA FUEL CELL 2, LLC

By:	FuelCell Energy Finance II,
LLC Its: Sole Member

By:	FuelCell Energy, Inc.
Its: Sole Member

By:	/s/ Michael S. Bishop
Name:	Michael S. Bishop
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

PURCHASE AND SALE AGREEMENT EXHIBIT #1

BILL OF SALE

CENTRAL CA FUEL CELL 2, LLC ("Seller"), in consideration of the sum of fourteen million three hundred and seventy-two thousand dollars ($14,372,000) (the "Purchase Price") and other good and valuable consideration paid by CRESTMARK EQUIPMENT FINANCE, a division of MetaBank ("Crestmark") does hereby sell, and convey to Crestmark all of its right, title and interest in and to the Equipment described more fully on Schedule A attached hereto.

This Bill of Sale is entered into in connection with that certain Purchase and Sale Agreement, dated as of February 11, 2020 (the "Purchase Agreement") between Seller and Crestmark. Unless otherwise indicated, capitalized terms used herein shall have the meaning set forth in the Purchase Agreement.

Seller warrants that it is transferring title to the Equipment free and clear of all liens and encumbrances other than Permitted Liens. EXCEPT AS SPECIFICALLY SET FORTH IN THE PURCHASE AGREEMENT, CRESTMARK ACKNOWLEDGES AND AGREES THAT SELLER HAS MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, DIRECTLY OR INDIRECTLY, EXPRESSED OR IMPLIED, WITH RESPECT TO THE EQUIPMENT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO SUITABILITY, DURABILITY, FITNESS FOR USE AND MERCHANTABILITY OF ANY OF THE EQUIPMENT, AND THAT THE EQUIPMENT IS BEING SOLD, TRANSFERRED AND DELIVERED TO CRESTMARK “AS-IS,” “WHERE-IS” AND “WITH ALL FAULTS.”

The Purchase Price, and other relevant items, will be allocated among the Equipment in accordance with the fair market value of the assets and liabilities transferred as described in Schedule B attached hereto.

In the event of any conflict between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall prevail.

Schedule A to Bill of Sale

Description of Equipment

Equipment includes all equipment and components of the FCE SureSource 3000 fuel cell system, including but not limited to items detailed below.

Equipment	Model Number	Serial Number	Warranty Info
SureSource 3000 Module	C1420	C1420-134 C1420-135	Long Term Service Agreement (LTSA)
SureSource 3000 MBOP	SureSource 3000	MM27	12 mos.
SureSource 3000 EBOP	Rockwell - Power Conditioning Unit (PCU), Allen -Bradley Power Flex 1.764MVA	Leader 46249256 Follower 43204413	18 mos. from ship or 12 from start
Chiller for EBOP PCU	Pfannenberg Model EB 350 SP 460/3/60 Part No. 42533505321	S15530808168 S15530808172	12 mos.
SureSource 3000 Exhaust Heat Recovery - Water Loop Heater	Cain Heat Recovery Unit HRU-360F26SSS DFC3000	S/N 8678	18 mos. from ship or 12 from start
SureSource 3000 Transformer	Rockwell / Hammond	AA00706273 AA00706274	12 mos.
1800kVA Transformer 370V/370V/12.0kV
BOP Transformer	Cooper / Eaton – XFMR, 300KVA, 12kV-480Y, FR3	CP1850008662	18 mos. from ship or 12 from start
SureSource 3000 Switchgear F60/CCB	Powergrid Solutions – 15KV, 1200A, NEMA 3R, SMCG	SO5644901-001	18 mos. from ship or 12 from start
Neutral Grounding Reactor	Gilbert Electrical Systems 13.8kV, 62 ohms, 150A/10 sec	79710-79743-0818	18 mos. from ship or 12 from start

Schedule B

to Bill of Sale

Purchase Price Allocation

1.  Tulare Fuel Cell Project: $14,185,000

Total Purchase Price: $14,372,000

PURCHASE AND SALE AGREEMENT

Exhibit #2

Lease Documents

1.	This Agreement;

2.	Lease Agreement;

3.	Rental Schedule (incorporated into Lease Agreement);

4.	Certificate of Acceptance for the Equipment, substantially in the form of Attachment #1 to Exhibit A to the Lease Agreement;

5.	Bill of Sale for the Equipment;

6.	Assignment Agreement, dated as of the date hereof, from Seller and FuelCell Energy, Inc. to Crestmark;

7.	Guaranty Agreement, dated as of the date hereof from FuelCell Energy, Inc. (“Guarantor”) to Crestmark;

8.	Pledge Agreement, dated as of the date hereof, from FuelCell Energy Finance, LLC (“Parent”) in favor of Crestmark, together with a membership interest certificate and transfer power;

9.	A third party consent agreement, dated as of the Commencement Date, from each counterparty to the Power Purchase Agreement;

10.	A third party consent agreement, dated as of the Commencement Date, from each counterparty to the Digester Gas Purchase Agreement;

11.	A third party consent agreement, dated as of the Commencement Date, from each counterparty to the EPC Contract;

12.	The Warranties with respect to the Equipment, in respect of the EPC Contract, the Service Agreement and any other applicable items of Equipment;

13.	The Project Documents;

14.	The Technology License and Access Agreement, dated as of the date hereof, between Crestmark, Seller and Guarantor;

15.

Secretary's Certificate of the sole member of Seller, attaching (i) true and complete copies of Seller’s constitutive documents in effect as of the date thereof, (ii) a true and complete copy of resolutions duly adopted by the authorized governing body of the sole member of Seller, authorizing the execution, delivery and performance by Seller of each of the Lease Documents and Project Documents to which it is a party, (iii) an incumbency certificate, and (iv) a certificate of good standing, issued by the Secretary of State of the state of Seller's formation, dated not more than ten (10) business days before closing;

16.

Secretary's Certificate of Guarantor, attaching (i) true and complete copies of Guarantor’s constitutive documents in effect as of the date thereof, (ii) a true and complete copy of resolutions duly adopted by the authorized governing body of Guarantor, authorizing the execution, delivery and performance by it of each of the Lease Documents and Project Documents to which it is a party, (iii) an incumbency certificate, and (iv) a certificate of good standing, issued by the Secretary of State of the state of Guarantor’s formation, dated not more than ten (10) business days before closing;

17.

Secretary's Certificate of the sole member of Parent, attaching (i) true and complete copies of Parent’s constitutive documents in effect as of the date thereof, (ii) a true and complete copy of resolutions duly adopted by the authorized governing body of the sole member of Parent, authorizing the execution, delivery and performance by Parent of each of the Lease Documents and Project Documents to which it is a party, (iii) an incumbency certificate, and (iv) a certificate of good standing, issued by the Secretary of State of the state of Parent’s incorporation, dated not more than ten (10) business days before closing;

18.

UCC-1 financing statements with respect to the Assignment Agreement, naming Seller as debtor and Crestmark as secured party, properly filed, registered or recorded in each jurisdiction in which Crestmark shall reasonably request;

19.

UCC-1 financing statements with respect to the Pledge Agreement, naming Parent as debtor and Crestmark as secured party, properly filed, registered or recorded in each jurisdiction in which Crestmark shall reasonably request;

20.

UCC-1 financing statements with respect to the SureSource 3000 Units naming Seller as debtor and Crestmark as secured party, properly filed, registered or recorded in each jurisdiction in which Crestmark shall reasonably request;

21.	Bailee Letter with respect to the SureSource 3000 Units;

22.

Precautionary UCC-1 financing statements, naming Seller as debtor and Crestmark as secured party, properly filed, registered or recorded in each jurisdiction in which Crestmark shall reasonably request;

23.

Precautionary fixture filing UCC-1 financing statements, naming Seller as debtor and Crestmark as secured party, properly filed, registered or recorded in each jurisdiction in which Crestmark shall reasonably request,

24.

UCC lien search reports, satisfactory to Crestmark, dated not more than ten (10) business days before closing, made in respect of Seller and Parent in each jurisdiction in which Seller and Parent are located or in which the Equipment is located;

25.

UCC-3 financing statements, terminating the interests of any secured party that is not Crestmark, properly filed, registered or recorded in each jurisdiction in which Crestmark shall reasonably request;

26.	A lien release, between any construction lender and Seller;

27.	A copy of the deed or other evidence satisfactory to Crestmark confirming ownership of the Site where the Equipment is located and any lienholders on such Site;

28.	Copies of certificates of insurance naming Crestmark as loss payee and/or additional insured that conform to all requirements set forth in Section 13 of the Lease Agreement;

29.	Final engineering design documents for the system comprised of the Equipment, stamped by a licensed professional engineer;

30.	A report and certificate from a licensed professional engineer satisfactory to Crestmark;

31.

An appraisal report prepared solely for Lessor and its counsel by DAI Management Consultants, Inc. or another appraiser chosen by Lessor (the "Appraiser") as of the Lease Commencement Date that addresses certain valuation and other issues related to the Equipment and that is satisfactory in form and substance to Lessor.

32.	A legal opinion from counsel to the Digester Gas Purchase Agreement counterparty dated as of the Commencement Date;

33.	A pay proceeds letter addressed to Crestmark, executed by Seller;

34.	Lien Waivers with respect to the Equipment;

35.	All material Governmental Approvals with respect to the Equipment;

36.	Permission to operate or other interconnection approval from the local utility; and

37.	Appraisal
38.	Such other documentation as Crestmark shall reasonably require.

PURCHASE AND SALE AGREEMENT

Exhibit #3

List of Project Documents

As of Commencement Date: February 11, 2020

1.

Bioenergy Market Adjusting Tariff Power Purchase Agreement, between Southern California Edison Company and Central CA Fuel Cell 2, LLC, dated as of April 20, 2018, as amended by that Amendment No. 1 to the Bioenergy Market Adjusting Tariff Power Purchase Agreement, dated as of August 15, 2019 (the “PPA Agreement”).

2.	Interconnection Agreement, between Central CA Fuel Cell 2, LLC and Southern California Edison Company, dated as of April 17, 2018 (the “Interconnection Agreement”).
3.

Digester Gas Purchase Agreement, between Central CA Fuel Cell 2, LLC and the City of Tulare, dated as of June 20, 2017, as amended by that Amendment to Digester Gas Purchase Agreement dated June 20, 2017, that Second Amendment to the Digester Gas Purchase Agreement dated December 6, 2018 and that Third Amendment to the Digester Gas Purchase Agreement, dated September 19, 2019 (the “DGPA”)

4.

Fixed Price Engineering, Procurement, and Construction Agreement, between Central CA Fuel Cell 2, LLC and FuelCell Energy, Inc., dated as of March 1, 2018, as amended by that Amendment No. 1 to the Fixed Price Engineering, Procurement, and Construction Agreement, dates as of February 11, 2020 (the “EPC Agreement”).

5.	Service Agreement for SureSource 3000 Power Plant, between Central CA Fuel Cell 2, LLC and FuelCell Energy, Inc., dated as of February 11, 2020
6.	The SureSource 3000
7.	Biogas Sale and Purchase Agreement, between BioFuels Point Loma, LLC and Central CA Fuel Cell 2, LLC, dated September 23, 2019
8.	Governmental Approvals
9.	All Warranties

PURCHASE AND SALE AGREEMENT

Exhibit #4

List of Warranties

As of Commencement Date: February 11, 2020

Equipment	Model Number	Serial Number	Warranty Info
SureSource 3000 Module	C1420	C1420-134 C1420-135	Long Term Service Agreement (LTSA)
SureSource 3000 MBOP	SureSource 3000	MM27	12 mos.
SureSource 3000 EBOP	Rockwell - Power Conditioning Unit (PCU), Allen -Bradley Power Flex 1.764MVA	Leader 46249256 Follower 43204413	18 mos. from ship or 12 from start
Chiller for EBOP PCU	Pfannenberg Model EB 350 SP 460/3/60 Part No. 42533505321	S15530808168 S15530808172	12 mos.
SureSource 3000 Exhaust Heat Recovery - Water Loop Heater	Cain Heat Recovery Unit HRU-360F26SSS DFC3000	S/N 8678	18 mos. from ship or 12 from start
SureSource 3000 Transformer	Rockwell / Hammond	AA00706273 AA00706274	12 mos.
1800kVA Transformer 370V/370V/12.0kV
BOP Transformer	Cooper / Eaton – XFMR, 300KVA, 12kV-480Y, FR3	CP1850008662	18 mos. from ship or 12 from start
SureSource 3000 Switchgear F60/CCB	Powergrid Solutions – 15KV, 1200A, NEMA 3R, SMCG	SO5644901-001	18 mos. from ship or 12 from start
Neutral Grounding Reactor	Gilbert Electrical Systems 13.8kV, 62 ohms, 150A/10 sec	79710-79743-0818	18 mos. from ship or 12 from start